EXHIBIT 23.1

Board of Directors
Oxford Software Developers, Inc.
North York, Ontario
CANADA



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm in the Registration Statement (No. 33-88256) on Form F-1 and the related Prospectus of Oxford Software Developers, Inc. for the registration of shares of Common Stock, and to the incorporation by reference therein of our report dated June 23, 2003 with respect to the consolidated financial statements of Oxford Software Developers, Inc. for the years ended December 31, 2002 and 2001, filed with the Securities and Exchange Commission in the Form 20-F.




/s/Williams & Webster, P.S.
Spokane, Washington

June 27, 2003